Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-85034) and S-8 (No. 333-26127, 333-57835, 333-49142 and 333-72970) of Applied Imaging Corp. of our report dated April 10, 2003 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

April 14, 2003